UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

Kellogg Company

(Exact name of Registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kellogg Square

Battle Creek, Michigan 49016-3599

(Address of Principal executive offices, including Zip Code)

(269) 961-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In the fourth quarter of 2012, Kellogg Company (the “Company”) changed its policy for recognizing expense for its pension and post-retirement benefit plans. Historically, the Company’s accounting has resulted in recognition of changes in fair value of assets over a five-year period, and amortization of deferred actuarial gains and losses over a number of years. Under the new policy, gains and losses from these plans will be recognized in an annual mark-to-market adjustment that is recorded in the fourth quarter of each year.

In addition, concurrent with this change, the Company has elected to modify its process of allocating pension and post-retirement benefit plan costs to reportable segments. Historically, the Company has allocated all costs for these plans to the reportable segments. Beginning in the fourth quarter of 2012, the Company included only the service cost of these plans within the financial results of the reportable segments. All other costs related to these plans, such as interest cost, expected return on plan assets, and the annual mark-to-market adjustment will be reported in the Company’s Corporate segment.

These changes have been applied retrospectively. Financial results from prior periods have been recast to include the impact as if the changes had been in place during those periods. For information about the Company’s 2012 financial results, refer to the Company’s press release issued on the date hereof.

Select recast measures of financial performance for 2012 and 2011, prepared in accordance with Generally Accepted Accounting Principles, have been included in Exhibit 99.1 to this Current Report on Form 8-k to provide year-over-year comparability for future periods.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Selected recast financial performance measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

/s/ Ronald L. Dissinger
Date: February 5, 2013	Name:	Ronald L. Dissinger
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Selected recast financial performance measures.